Exhibit 10.30

June 30, 2021

Nicolas Catoggio
Via email to xxxxxxxxx@xxxxx.com

Dear Nico:
I am pleased to offer you employment with Post Consumer Brands, LLC (“PCB”), as President and CEO of the Consumer Brands business reporting to me. We anticipate you starting your new role by September 15, 2021.
The main components of your compensation and benefits would consist of:

•Annual gross base salary: $625,000, subject to periodic review and adjustment. Salary is payable in accordance with normal payroll practices (currently, semi-monthly on the 15th and last day of the month).

•Short-term incentive (STI): Your STI target will be 100% of your base salary. For FY21 you will not be eligible for STI due to the timing of your anticipated start date, which will occur weeks before our fiscal year-end. For FY22, we anticipate that your annual bonus will be based on Post Consumer Brands Adjusted EBITDA target. STI payout is subject to the complete terms of the Post Holdings, Inc. Senior Management Bonus Program or any successor program, as determined by the Corporate Governance and Compensation Committee of the Board of Directors.

•Long-term incentive (LTI): LTI is typically provided through a combination of time-vested, restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”), subject to your continued employment on the vesting dates. Historically, these RSUs have vested in equal portions annually over three years, and PRSUs vest subject to the achievement of stated performance criteria over a three-year period. Equity type and amount of equity awards may vary year-to-year at the discretion of the company. Generally, equity awards are made in the first quarter of Post’s fiscal year (usually in November or early December) based on Post’s standard LTI cycle. All equity awards are subject to the complete terms of the Post Holdings, Inc. 2019 Long-Term Incentive Plan (or any successor LTIP) and the applicable award agreement. Your annualized level for LTIP awards will be approximately $1,750,000 and will be awarded as follows:
oYou will receive a grant of RSUs with time-based vesting shortly after your start date; the grant will be valued at $875,000 (50% of your approximate annualized level). This grant will be in lieu of you receiving a grant of RSUs in FY22 during the standard Post LTI cycle.
oThe remainder of your approximate annualized level will be granted during the first quarter of Post’s fiscal year according to Post’s standard LTI cycle and will consist of two PRSU awards as follows:
•$437,500 will be in Post PRSUs based on a Post Holdings, Inc. performance metric. Historically, these PRSUs have vested from 0% to 260% based on total shareholder return vs. peer set at the end of the three-year performance period.

•$437,500 will be in PRSUs which vest based on a Post Consumer Brands performance metric. We anticipate that the FY22 grant of PRSUs will vest from 0% to 200% based on achievement of PCB’s cumulative Adjusted EBITDA over the three-year performance period with an approved A&C target.

•Sign-on Long Term Incentive: To further demonstrate Post’s commitment to you, you will also receive, shortly after your start date, a one-time equity grant of RSUs valued at $1,000,000 at the date of grant. The award will vest on the fourth anniversary of the date of grant and will be subject to the complete terms of the award agreement. The award agreement will provide that if your employment is involuntarily terminated without cause after the first anniversary of the grant but prior to the fourth anniversary, the award will vest in whole or part as if it were subject to a three-year ratable vesting schedule.

•Severance benefits: You will be eligible to participate in the Post Holdings, Inc. Executive Severance Plan which currently provides benefits in the event of termination without cause, including enhanced severance benefits in the event of a termination that occurs in connection with a change in control at the business unit level and/or the Post Holdings level. All severance benefits are governed by the complete terms of the plan documents.

•Relocation: To assist with your transition expenses, you will receive a flat relocation/signing bonus in the amount of $225,000, subject to applicable tax withholding. If you leave the company voluntarily prior to completion of one year of service, you agree to repay the relocation/signing bonus to the company in full within 30 days of terminating employment.

•Employee benefits: You will be eligible to participate in Post’s health and welfare benefit plans, including medical, dental, vision, life insurance, accidental death and dismemberment and long-term disability plans. Additionally, you will be eligible to participate in the Post Holdings, Inc. Savings Investment Plan (“SIP” or “401(k)”). Following one year of service, the SIP offers a matching contribution of up to 6% of eligible compensation deferred which is vested upon contribution. Employee benefit programs are subject to the complete terms of the plan documents.
Your employment will be at-will. Either the company or you have the right to end the employment relationship at any time, for any or no reason. The benefits programs listed above, including any incentive programs, may be modified or terminated in whole or part by the company at any time.
As we move closer to your start date, the Human Resources department of PCB will be reaching out to you to obtain a Form I-9, W-4, and any other documentation needed as part of your beginning employment with PCB. If you have questions about your benefits or compensation, you may talk with Diedre Gray, EVP, General Counsel and CAO. Diedre can be reached at 314-644-7622 or via email at diedre.gray@postholdings.com.

Please accept this offer of employment by signing and returning this offer letter via email to Diedre no later than July 1, 2021. By signing this letter, you also agree to the terms of the Employee Confidentiality and Assignment Agreement, enclosed. This is Post’s standard agreement covering these topics.
Nico, we look forward to you joining the Post team.

Very truly yours,
/s/ Robert V. Vitale
Robert V. Vitale
President and Chief Executive Officer
Post Holdings, Inc.

I acknowledge and agree to the terms set forth above and enclosed:

__/s/ Nicolas Catoggio__________________________ Date ___7/1/2021_______________
Nicolas Catoggio

Encl: Employee Confidentiality and Assignment Agreement